EXHIBIT 23.1

Consent of PricewaterhouseCoopers LLP

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Encana Corporation of our report dated February 21, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting, which is included in its Annual Report on Form 40-F for the year ended December 31, 2012.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants
Calgary, Alberta
May 22, 2013

PricewaterhouseCoopers LLP, Chartered Accountants
111 5 Avenue SW, Suite 3100, Calgary, Alberta, Canada T2P 5L3
T: +1 403 509 7500, F: +1 403 781 1825, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership, which is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity.